U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

  van Naerssen, Fred
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   (Last)                           (First)             (Middle)

  777 West Rosedale Street, Suite 300
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                                    (Street)

  Fort Worth TX 76104
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Quicksilver Resources Inc. (KWK)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)




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4.   Statement for Month/Year


  8/2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

   Vice President and Chief Accounting Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common stock, $.01 par value          08-28-01       A               8,334       A      $ 7.125                 D         N/A
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Common stock, $.01 par value          08-28-01       D               5,527       D      $16.6248  24,502        D         N/A
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                2.                                                                                        Deriv-    of
                Conver-                    5.                                  7.                         ative     Deriv-   11.
                sion                       Number of                           Title and Amount           Secur-    ative    Nature
                or                         Derivative    6.                    of Underlying     8.       ities     Secur-   of
                Exer-             4.       Securities    Date                  Securities        Price    Bene-     ity:     In-
                cise     3.       Trans-   Acquired (A)  Exercisable and       (Instr. 3 and 4)  of       ficially  Direct   direct
                Price    Trans-   action   or Disposed   Expiration Date       ----------------  Deriv-   Owned     (D) or   Bene-
1.              of       action   Code     of(D)         (Month/Day/Year)                Amount  ative    at End    In-      ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,    -------------------             or      Secur-   of        direct   Owner-
Derivative      ative    (Month/  8)       4 and 5)      Date         Expira-            Number  ity      Month     (I)      ship
Security        Secur-   Day/     ------   ------------  Exer-        tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)    Code V    (A)   (D)    cisable      Date     Title     Shares  5)       4)        4)       4)
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*Stock Option   $7.125   08-21-01  X              8,334  7-1-01(1/3)  7-01-05  Common    25,000  N/A      16,666    D        N/A
                                                         7-1-02(1/3)           stock,
                                                         7-1-03(1/3)           $.01 par
                                                                               value
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*Stock Option   $3.6875                                  2-10-01(1/3) 2-10-05  Common            N/A      43,390    D        N/A
                                                         2-10-02(1/3)          stock,
                                                         2-10-03(1/3)          $.01 par
                                                                               value
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Explanation of Responses:  *Represents a right to buy.


/s/ Fred van Naerssen                                    September 8, 2001
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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